UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) : August 31, 2005
WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in charter)

Bermuda (State of Incorporation)	1-31339 (Commission File No.)	98-0371344 (I.R.S. Employer Identification No.)

515 Post Oak Boulevard Suite 600 Houston, Texas (Address of Principal Executive Offices)	77027 (Zip Code)
Registrant’s telephone number, including area code: (713) 693-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On August 31, 2005, in connection with the closing of the acquisition described below, we entered into a Registration Rights, Standstill and Voting Agreement and an Agreement relating to the assumption of certain liabilities, which are filed as exhibits 4.1 and 10.1, respectively, to this report.
Effective September 1, 2005, we entered into employment agreements with John R. King, Senior Vice President and President of our new Evaluation, Drilling & Intervention division, and Ian E. Kelly, Senior Vice President and President of our new Precision Drilling International division.
The employment agreements provide for a term of three years, automatically renewing annually for an additional three years. If we terminate either of the executives without Cause (as defined in the agreements), if the executive terminates his employment for Good Reason (as defined in the agreements) or if his employment is terminated by reason of his death or Disability (as defined in the agreements), he will receive a payment of the total of (1) an amount equal to two times the sum of the highest base salary during the five years prior to the year of termination and the greater of the highest annual bonus paid during the five years prior to the year of termination and the annual bonus that would be payable in the current fiscal year, (2) any accrued salary or bonus (pro-rated to the date of termination), (3) an amount equal to two times all employer contributions to our 401(k) plan and other deferred compensation plans over the last year of employment, grossed-up to account for federal and state taxes thereon, (4) an amount equal to two times all fringe benefits and (5) any benefits payable under our retirement plan as of the date of termination (unless a change of control has occurred or is pending, in which case the terms of the retirement plan will govern the payment of benefits under such plan). In addition, all benefits under all deferred compensation and other benefit plans, including restricted share grants, will automatically vest, and all health and medical benefits will be maintained after termination for a period of two years provided the executive makes his required contribution. Payments will be grossed up to satisfy any tax payments that may be required under Section 4999 of the Internal Revenue Code.
The foregoing description of the employment agreements is qualified in its entirety by reference to the employment agreements, which are filed as Exhibits 10.2 and 10.3 to this report.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On August 31, 2005, we completed the previously announced acquisition of the Energy Services and International Contract Drilling divisions of Precision Drilling Corporation in exchange for 26,000,000 of our common shares and Can $1.13 billion (approximately US$945 million).
Item 2.03 Creation of a Direct Financial Obligation.
On August 31, 2005, we borrowed $921 million under our 364-Day Revolving Credit Agreement to fund the cash portion of the consideration paid to Precision. Our expected annual interest rate on this borrowing is approximately 4.0%.

Item 7.01 Regulation FD Disclosure.
On August 31, 2005, we issued a press release announcing the closing of the acquisition described above. A copy of that press release is attached as Exhibit 99.1 to this filing.
Item 9.01. Financial Statements and Exhibits
(a)	Financial statements of businesses acquired.
Pursuant to Item 9.01(a)(4) of Current Report on From 8-K, the required financial statements will be filed by an amendment to this report not later than November 17, 2005, which is 71 calendar days after the date on which this report must be filed.

(b)	Pro forma financial information.
Pursuant to Item 9.01(b)(2) of Current Report on From 8-K, the required pro forma financial information will be filed by an amendment to this report not later than November 17, 2005, which is 71 calendar days after the date on which this report must be filed.

(c)	Exhibits

4.1	Registration Rights, Standstill and Voting Agreement dated August 31, 2005, between Weatherford International Ltd. and Precision Drilling Corporation.

10.1	Agreement, dated August 31, 2005, between Weatherford International Ltd. and Precision Drilling Corporation.

10.2	Employment Agreement, dated as of September 1, 2005, between Weatherford International Ltd. and John R. King.

10.3	Employment Agreement, dated as of September 1, 2005, between Weatherford International Ltd. and Ian E. Kelly.

99.1	Press Release dated August 31, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Dated: September 7, 2005	/s/ BURT M. MARTIN
Burt M. Martin
Senior Vice President and General Counsel

Exhibit Index

Exhibit
Number	Description
4.1	Registration Rights, Standstill and Voting Agreement dated August 31, 2005, between Weatherford International Ltd. and Precision Drilling Corporation.
10.1	Agreement, dated August 31, 2005, between Weatherford International Ltd. and Precision Drilling Corporation.
10.2	Employment Agreement, dated as of September 1, 2005, between Weatherford International Ltd. and John R. King.
10.3	Employment Agreement, dated as of September 1, 2005, between Weatherford International Ltd. and Ian E. Kelly.
99.1	Press Release dated August 31, 2005.